EXPENSE LIMITATION AGREEMENT

                             MARKMAN MULTIFUND TRUST

      EXPENSE LIMITATION AGREEMENT, effective as of May 1, 2007 by and between Markman Capital Management, Inc. (the "Adviser") and Markman MultiFund Trust (the "Trust"), on behalf of the Markman Core Growth Fund (the "Fund"), a series of the Trust.

      WHEREAS, the Trust is a Massachusetts business trust organized under an Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each fund is a series of the Trust; and

      WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement dated May 1, 2005 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund; and

      WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund's Class A Shares, and, therefore, have entered into this Expense Limitation Agreement (the "Agreement"), in order to maintain the expense ratio of the Class A Shares at the level specified in Section 1.2 hereto; and

      NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.    Expense Limitation.

      1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Class A Shares in any fiscal year, including but not limited to advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Class A Shares' business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act, if any) ("Class Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

      1.2 Reimbursement. The Fund is responsible for its own operating expenses. Any fees withheld or voluntarily reduced and any Class A Shares expenses absorbed by the Adviser pursuant to the agreed upon expense cap which are the Class A Shares' obligation are subject to reimbursement by the Class A Shares to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Class A Shares toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Class A Shares expenses. The Adviser is permitted to be reimbursed only for fee reductions and expense payments made in the previous three fiscal years. Any such reimbursement is also contingent upon the Board of Trustees' review and approval at the time the reimbursement is made. Such reimbursement may not be paid prior to the Class A Shares payment of current ordinary operating expenses.

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      1.3 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to the Class A Shares shall be 1.49% of the average daily net assets of the Class.

      1.4 Method of Computation. To determine the Adviser's liability with respect to the Excess Amount, each month the Class Operating Expenses shall be annualized as of the last day of the month. If the annualized Class Operating Expenses for any month exceed the Class A Shares' Operating Expense Limit, the Adviser shall waive or reduce its advisory fee for such month by an amount, or remit an amount to the Class A Shares, sufficient to reduce the annualized Class Operating Expenses to an amount no higher than the Operating Expense Limit.

      1.5 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Class A Shares with respect to the previous fiscal year shall equal the Excess Amount.

2.    Term and Termination of Agreement.

      This Agreement shall continue in effect until May 1, 2008 and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust. This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

3.    Miscellaneous.

      3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

      3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.

                                                MARKMAN MULTIFUND TRUST
                                                ON BEHALF OF MARKMAN CORE
                                                GROWTH FUND CLASS A SHARES

                                                By: /s/ Robert J. Markman
                                                    ---------------------
                                                    Robert J. Markman
                                                    President

                                                MARKMAN CAPITAL MANAGEMENT, INC.

                                                By: /s/ Robert J. Markman
                                                    ---------------------
                                                    Robert J. Markman
                                                    President


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